EXHIBIT 10.1

EXECUTION VERSION

GOLDMAN SACHS BANK USA 200 West Street New York, NY 10282	BNP PARIBAS BNP PARIBAS SECURITIES CORP. 787 Seventh Avenue New York, NY 10019
DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK SECURITIES INC. 1 Columbus Circle New York, NY 10019	JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, NY 10179

CONFIDENTIAL

August 6, 2024

The Goodyear Tire & Rubber Company

$500,000,000 364-Day Senior Unsecured Committed Credit Facility

Amended and Restated Commitment Letter

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, OH 44316

Attention: Jordan Coughlin, Vice President & Treasurer

Ladies and Gentlemen:

The Goodyear Tire & Rubber Company, an Ohio corporation (“you” or the “Borrower”), has advised Goldman Sachs Bank USA (“Goldman Sachs”), BNP Paribas (“BNPP”), BNP Paribas Securities Corp. (“BNP Securities” and, together with BNPP, “BNP”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBNY, “Deutsche Bank”) and JPMorgan Chase Bank, N.A. (“JPMorgan” and collectively with Goldman Sachs, BNP and Deutsche Bank, the “Commitment Parties”, “we” or “us” and each, a “Commitment Party”) that it intends to redeem, repurchase or otherwise repay the 2025 Notes (as defined in Exhibit A hereto) (the “Redemption”). In connection with the Redemption, you have advised us that the total amount required to effect the Redemption and to pay the fees and expenses incurred in connection therewith (the “Transaction Costs”) is expected to be provided by a combination of (a) net cash proceeds from the Specified Asset Sales (as defined in Exhibit A hereto), (b) existing liquidity sources, including available cash of the Borrower and (c) to the extent that you do not fund the Redemption with the amounts contemplated by clauses (a) and (b), the borrowing by the Borrower of loans under a 364-day senior unsecured committed credit facility (the “Committed Credit Facility”) in an aggregate principal amount not to exceed $500,000,000. The Redemption, the entering into and funding of the Committed Credit Facility and the transactions contemplated by or related to the foregoing (including the payment of the Transaction Costs) are collectively referred to as the “Transactions”. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Exhibits hereto.

This Amended and Restated Commitment Letter (the “Commitment Letter”) amends, restates and supersedes in its entirety that certain Commitment Letter dated July 22, 2024 (the “Original Commitment Letter”, and the date of the Original Commitment Letter, the “Original Commitment Letter Date”) between you and Goldman Sachs.

1.
Commitment

Each of Goldman Sachs, BNPP, DBNY and JPMorgan is pleased to advise you of its respective several, and not joint, commitment to provide the principal amount of the Committed Credit Facility (collectively, the “Commitments” and each, as applicable, a “Commitment”) set forth opposite such Commitment Party’s name on Schedule 1 hereto, upon the terms and conditions set forth or referred to in this Commitment Letter and in the Summary of Terms and Conditions attached hereto as Exhibit A (together with Exhibit B hereto, the “Term Sheet”) and subject solely to the Funding Conditions (as defined below).

2.
Titles and Roles

It is agreed that (i) Goldman Sachs will act as the sole and exclusive Administrative Agent (in such capacity, the “Administrative Agent”), and (ii) Goldman Sachs, BNP Securities, DBSI and JPMorgan will act as joint lead arranger and bookrunner (collectively, in such capacities, the “Lead Arrangers” and each, a “Lead Arranger”) for the Committed Credit Facility. You agree that no other agents, co-agents, bookrunners or arrangers will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid in connection with the Committed Credit Facility without the consent of Goldman Sachs. It is understood and agreed that Goldman Sachs shall have “left” placement in any and all marketing materials and documentation used in connection with the Committed Credit Facility and all other financial institutions will be listed in customary fashion (as mutually agreed to by Goldman Sachs and you) on any such materials and documentation in respect of the Committed Credit Facility.

3.
Syndication

The Lead Arrangers may, at their option, syndicate the Committed Credit Facility to a group of financial institutions (together with the Commitment Parties providing a Commitment hereunder, the “Lenders”) identified by us in consultation with you (which syndication shall not reduce the commitment of any Commitment Party hereunder, except as provided for in the first paragraph of Section 10 hereof). You hereby authorize the Lead Arrangers to use the Borrower’s trademark logos with your consent (not to be unreasonably withheld, conditioned or delayed), in any advertisements that we may place in financial and other newspapers, journals, the World Wide Web, home page or otherwise, at the applicable Lead Arranger’s own expense, describing its services to the Borrower hereunder. You also understand and acknowledge that we may provide to market data collectors, such as league tables, or other service providers to the lending industry, information regarding the closing date (if any), size, type, purpose of, and parties to, the Committed Credit Facility.

You agree that (i) the commitments and other obligations of each Commitment Party hereunder shall be several and not joint and (ii) no Lender participating in the Committed Credit Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Term Sheet and Fee Letters, unless you and the Lead Arrangers shall otherwise agree. In acting as a Lead Arranger and a Commitment Party, no Commitment Party will have any responsibility other than to arrange the syndication as set forth herein and is acting solely in the capacity of an arm’s-length contractual counterparty to the Borrower with respect to the arrangement of the Committed Credit Facility (including in connection with determining the terms of the Committed Credit Facility) and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person.

Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letters, the Credit Documentation or any other agreement or undertaking concerning the Committed Credit Facility, but without limiting the conditions precedent in Section 6 hereof or Exhibit B, and without limiting your obligations to assist with syndication in this Section 3, none of the foregoing obligations under the provisions of this Section 3 (including, without limitation, the obligations to assist with syndication), nor the commencement, conduct or completion of the syndication contemplated by this Section 3, is a condition to the Commitment of any Commitment Party or the funding of the Committed Credit Facility on the Funding Date.

Notwithstanding our right to syndicate the Committed Credit Facility and to receive commitments with respect thereto, except (a) in respect of assignments of all or any portion of any Commitment Party’s Commitments hereunder with respect to the Committed Credit Facility to (i) those financial institutions (and their affiliates) identified by Goldman Sachs to you in writing on or prior to the Original Commitment Letter Date in the “syndication plan” for the Committed Credit Facility agreed to by Goldman Sachs and you prior to the Original Commitment Letter Date, (ii) lenders under the Existing Credit Agreements (in each case, other than “defaulting lenders” therein as of the date of such syndication) and (iii) any commercial bank (x) having, as of the date of such syndication, total assets in excess of $1,000,000,000 and (y) with a short-term debt rating of “P-1” (or higher) according to Moody’s Investor Services or “A-1” (or higher) according to Standard & Poor’s Financial Services LLC (any of the foregoing in clauses (i), (ii) or (iii), a “Permitted Assignee”) or any other prospective Lender to which you consent (not to be unreasonably withheld, conditioned or delayed) and (b) in respect of assignments between any Commitment Party and its affiliates as expressly provided in Section 10 hereof, (x) no Commitment Party shall be relieved, released or novated from its Commitment hereunder (including its obligation to fund the Committed Credit Facility on the Funding Date) in connection with the syndication of the Committed Credit Facility until after the funding of the Committed Credit Facility on the Funding Date has occurred, (y) no assignment or novation in connection with the syndication of the Committed Credit Facility shall become effective (as between the Borrower and any Commitment Party) with respect to all or any portion of any Commitment Party’s Commitment hereunder until after funding of the Committed Credit Facility on the Funding Date has occurred and (z) unless otherwise agreed to in writing by the Borrower, each Commitment Party shall retain control over all of its rights and obligations with respect to its Commitment hereunder, including all rights with respect to consents, modifications, waivers and amendments hereof, until after the funding of the Committed Credit Facility on the Funding Date has occurred.

For the avoidance of doubt, nothing contained in this Commitment Letter shall require you to provide any information to the extent that the provision thereof would violate (i) any attorney-client privilege, (ii) any law, rule or regulation, or (iii) any obligation of confidentiality binding on you or your affiliates (so long as such confidentiality obligation was not entered into in contemplation of the Transactions); provided that you shall (x) use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such privilege, law, rule, regulation or obligation, and (y) to the extent you are unable to disclose any such information, notify us if any such information is being withheld as a result of any such privilege, law, rule, regulation or obligation (but only if providing such notice will not violate such privilege, law, rule, regulation or obligation).

4.
Information

To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide to the Commitment Parties all customary information with respect to the Borrower and its subsidiaries and the transactions contemplated hereby, including all financial information and projections concerning the Borrower (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Committed Credit Facility. You hereby represent and covenant that (a) all written information other than the Projections, forward-looking information and other information of a general economic or industry specific nature (the “Information”) that has been or will be made available to any Commitment Party by you or any of your representatives in connection with the Transactions, when taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made when taken as a whole and giving effect to all supplements and updates thereto and (b) the Projections concerning the Borrower that have been or will be made available to any Commitment Party by you or any of your representatives have been or will be prepared in good faith based upon assumptions that were believed by the Borrower to be reasonable as of the date such Projections are prepared and as of the date such Projections are made available to the Commitment Parties (it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). If, at any time prior to the Funding Date, you become aware that any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to promptly supplement the Information and/or Projections so that the representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances. The accuracy of the foregoing representations and warranties, and compliance with the obligations set forth in this Section 4, shall not be conditions to the obligations of the Commitment Parties hereunder, unless the inaccuracy of the foregoing representations and warranties results in a Funding Condition (as defined below) otherwise not being satisfied on the Funding Date. You understand and agree that in arranging and syndicating the Committed Credit Facility, we may use and rely on, and we will be entitled to use and rely on, the Information and Projections without independent verification thereof.

5.
Fees

As consideration for the commitment of the Commitment Parties hereunder and their agreement to perform the services described herein, you agree to pay to the Commitment Parties (including Goldman Sachs) the nonrefundable fees set forth in Annex I to Exhibit A and in the Amended and Restated Arranger Fee Letter dated the date hereof and delivered herewith (the “Arranger Fee Letter”). As consideration for the commitment of Goldman Sachs hereunder and its agreement to perform the services described herein, you agree to pay to Goldman Sachs the nonrefundable fees set forth in the Amended and Restated Administrative Agent Fee Letter dated the date hereof and delivered herewith (the “Administrative Agent Fee Letter” and, together with the Arranger Fee Letter, the “Fee Letters”).

You agree that, once paid, the fees or any part thereof payable hereunder or under the Fee Letters shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by this Commitment Letter are consummated, except as otherwise agreed in writing by you and the Commitment Parties party thereto. All fees payable hereunder and under the Fee Letters shall be paid in immediately available funds in U.S. Dollars, shall be in addition to, and not in limitation of (i) any fees which shall be payable to the Commitment Parties in their respective capacities as Lender, if applicable, and (ii) reimbursement of the Commitment Parties’ reasonable and documented out-of-pocket expenses in accordance with the terms hereof, and shall not be subject to reduction by way of withholding, setoff or counterclaim or be otherwise affected by any claim or dispute related to any other matter. All fees received by any Commitment Party hereunder or under the Fee Letters may be shared among its affiliates as it may determine in its sole discretion.

6.
Conditions

The Commitment Parties’ commitments hereunder, and the Commitment Parties’ agreements to perform the services described herein, are subject solely to the satisfaction or waiver of each of the following conditions precedent: (a) the execution and delivery by the parties thereto of definitive documentation with respect to the Committed Credit Facility consistent with this Commitment Letter, the Term Sheet and the Fee Letters (or as otherwise reasonably satisfactory to the Commitment Parties and you) (the “Credit Documentation” and the date of effectiveness thereof, the “Effective Date”) and (b) the satisfaction of the conditions set forth in Exhibit B (clauses (a) and (b) collectively, the “Funding Conditions”). It is understood and agreed that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of this Commitment Letter, the Term Sheet, the Fee Letter and the Credit Documentation) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the funding under the Committed Credit Facility shall occur).

7.
Limitation of Liability, Indemnity, Expenses, Settlement
(a)
Limitation of Liability.

You agree that (i) in no event shall any of the Commitment Parties and their respective affiliates and its and their respective officers, directors, employees, advisors, and agents (each, and including, without limitation, Goldman Sachs, an “Arranger-Related Person”) have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by you, your affiliates or your respective equity holders arising out of, in connection with, or as a result of, this Commitment Letter, the Fee Letters, the Original Commitment Letter, that certain Arranger Fee Letter dated as of July 22, 2024 (the “Original Arranger Fee Letter”), that certain Administrative Agent Fee Letter dated as of July 22, 2024 (the “Original Administrative Agent Fee Letter” and, together with the Original Arranger Fee Letter, the “Original Fee Letters”) or any other agreement or instrument contemplated hereby and (ii) no Arranger-Related Person shall have any Liabilities arising from, or be responsible for, the use by others of Information or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet other than for direct, actual damages resulting from the gross negligence, bad faith or willful misconduct of such Arranger-Related Person as determined by a final, non-appealable judgment of a court of competent jurisdiction. Neither the Borrower nor any of its affiliates will be responsible or liable to any Arranger-Related Person or any other person or entity for any special, indirect, consequential or punitive damages that may be alleged as a result of the Redemption, this Commitment Letter, the Term Sheet, the Fee Letters, the Original Commitment Letter, the Original Fee Letters, the Committed Credit Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Committed Credit Facility; provided that, nothing in this sentence shall relieve you of any obligation you may have to indemnify an Indemnified Person, as provided in clause (b) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party. You agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person with respect to any of the foregoing. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

(b)
Indemnity; Expenses.

You agree (A) to (i) indemnify and hold harmless each of the Commitment Parties, its respective affiliates and its and their respective officers, directors, employees, advisors, and agents (each, and including, without limitation, Goldman Sachs, an “Indemnified Person”) from and against any and all Liabilities and related expenses to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Original Commitment Letter, the Original Fee Letters, the Committed Credit Facility, the use of the proceeds thereof, any related transaction or the activities performed or the Commitments or services furnished pursuant to this Commitment Letter or the Original Commitment Letter or the role of the Commitment Parties in connection therewith or in connection with any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of clause (a) above and the terms of this clause (b)) (each, a “Proceeding”), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by you, your equity holders, affiliates, creditors or any other person and (ii) reimburse each Indemnified Person upon demand (upon presentation of a summary statement, in reasonable detail) for any out-of-pocket legal or other out-of-pocket fees or other out-of-pocket expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented or invoiced out-of-pocket fees and expenses of one counsel, representing all of the Indemnified Persons, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnified Person)) incurred in connection with investigating or defending any of the foregoing, regardless of whether or not in connection with any pending or threatened Proceeding to which any Indemnified Person is a party, in each case as such expenses are incurred or paid; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to any Liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to (I) result from (x) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person (as defined below) in performing its activities or in furnishing its Commitments or services under this Commitment Letter or (y) a material breach by such Indemnified Person or any Related Indemnified Person of this Commitment Letter, the Term Sheet, the Fee Letters, the Original Commitment Letter, the Original Fee Letters or any of the Credit Documentation, or (II) have not resulted from an act or omission by you or any of your affiliates and have been brought by an Indemnified Person or a Related Indemnified Person against any other Indemnified Person or Related Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as an arranger or agent or any similar role hereunder) and (B) to reimburse each of the Commitment Parties and their affiliates on demand (upon presentation of a summary statement, in reasonable detail) for all reasonable documented or invoiced out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel which shall be limited to the reasonable and documented or invoiced out-of-pocket fees and other charges of one counsel to the Commitment Parties and the Administrative Agent and, if necessary, of one regulatory counsel and one local counsel to the Lenders retained by the Commitment Parties in each relevant regulatory field and each relevant jurisdiction, respectively (and, in the case of an actual or perceived conflict of interest where the Commitment Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Commitment Party)) incurred in connection with the Committed Credit Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letters, the Original Commitment Letter, the Original Fee Letters and the Credit Documentation) or the administration, amendment, modification or waiver thereof.

For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (A) any controlling person or controlled affiliate of such Indemnified Person, (B) the respective directors, officers, or employees of such Indemnified Person or of any of its controlling persons or controlled affiliates and (C) the respective agents of such Indemnified Person or of any of its controlling persons or controlled affiliates, in the case of this clause (C), acting at the instructions of such Indemnified Person, such controlling person or such controlled affiliate.

(c)
Settlement.

You shall not be liable for any settlement of any Proceeding if such settlement was effected without your prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final judgment in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all Liabilities and related expenses by reason of such settlement or judgment in accordance with the terms of, and subject to the exceptions set forth in, clauses (a) and (b) above. You shall not, without the prior written consent of any Commitment Party or its affiliates (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Commitment Party unless such settlement (x) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Commitment Party from all liability on claims that are the subject matter of such Proceedings and (y) does not include any statement as to any admission of fault, culpability or a failure to act by or on behalf of such Commitment Party or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to the Commitment Parties and the other Indemnified Persons.

8.
Affiliate Activities, Sharing of Information, Absence of Fiduciary Relationships

The Commitment Parties may employ the services of their affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of the Commitment Parties hereunder; provided that with respect to the Commitments of any Commitment Party hereunder, any assignments thereof to an affiliate or branch of such Commitment Party will not relieve such Commitment Party from any of its obligations hereunder unless and until such affiliate or branch shall have funded the portion of the Commitment so assigned. Each Commitment Party shall be responsible for its affiliates’ failure to comply with such obligations under this Commitment Letter.

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that none of the Commitment Parties has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

You agree that each Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any of the Commitment Parties, on the one hand, and you and your respective equity holders or your and their respective affiliates on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between each Commitment Party and, if applicable, its affiliates, on the one hand, and you, on the other hand, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and, if applicable, each of its affiliates, is acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person and (iii) with respect to the transactions contemplated hereby or the process leading thereto, no Commitment Party nor, if applicable, its affiliates, have assumed (x) an advisory or fiduciary responsibility or obligation in favor of you or your affiliates (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters (which, for the avoidance of doubt, includes acting as a financial advisor to the Borrower or any of its affiliates in respect of any transaction related hereto)) or (y) any other obligation except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and none of the Commitment Parties shall have any responsibility or liability to you with respect thereto (except the obligations expressly set forth in this Commitment Letter), and (iii) none of the Commitment Parties are advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by any Commitment Party or any of its affiliates of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and shall not be on behalf of the Borrower. The Borrower agrees that it will not claim that any Commitment Party has rendered any advisory services or assert any claim against any Commitment Party based on an alleged breach of fiduciary duty by such Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby or assert any claim based on any actual or potential conflict of interest that might be asserted to arise or result from the engagement of any Commitment Party or any of its affiliates acting as a financial advisor to the Borrower or any of its affiliates, on the one hand, and the engagement of each Commitment Party hereunder and the transactions contemplated hereby, on the other hand.

You further acknowledge that each Commitment Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by each Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In particular, you acknowledge that Goldman Sachs or its affiliates may be acting as a sell side financial advisor to you in connection with one or more of the Specified Asset Sales. You agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of Goldman Sachs or its affiliates in such capacity and Goldman Sachs’ obligations hereunder, on the other hand.

9.
Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet, the Fee Letters, the Original Commitment Letter or the Original Fee Letters nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person without our prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) except (a) to your affiliates and your and your affiliates’ directors, officers, employees, agents and advisors who are directly involved in the consideration of this matter, in each case on a confidential and need-to-know basis, and for whom you shall be responsible for any breach by any one of them of this confidentiality undertaking, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof), (c) following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter and the Fee Letters to Goldman Sachs as provided below, you may disclose this Commitment Letter and the contents hereof (but not the Fee Letters or the contents thereof) (x) to the extent customary or required in any syndication or other marketing materials in connection with the Committed Credit Facility and (y) to the extent required by applicable law or regulation to be included in required public filings with the SEC, other applicable regulatory authorities or applicable stock exchanges on the advice of your counsel, in any such public filing relating to the Transactions, (d) following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter and the Fee Letters to Goldman Sachs as provided below, you may file a copy of any portion of this Commitment Letter (but not the Fee Letters) in any public record in which it is required by applicable law or regulation on the advice of your counsel to be filed, (e) you may disclose, on a confidential basis, the existence and contents of this Commitment Letter, including Exhibits A and B (but not the Fee Letters) to any prospective Lenders to the extent necessary to satisfy your obligations or the conditions hereunder, (f) following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter and the Fee Letters to Goldman Sachs as provided below, you may disclose the aggregate fee amounts contained in the Fee Letters in financial statements or as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in marketing materials for the Committed Credit Facility or in any public filing relating to the Transactions (which in the case of such public filing may also indicate the existence of the Fee Letters) and (g) in connection with the exercise of any remedy or enforcement of any right or obligation under this Commitment Letter, the Term Sheet or the Fee Letters; provided that, the foregoing restrictions shall cease to apply (except in respect of the Fee Letters and their terms and substance) on the date that is two years after the Original Commitment Letter Date.

Each Commitment Party will treat all information provided to it by or on behalf of you in connection with the transactions contemplated hereby confidentially and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent any Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation, subpoena or compulsory legal process or upon the request or demand of any regulatory authority (including any self-regulatory authority) or other governmental authority purporting to have jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law or regulation, to inform you promptly thereof prior to disclosure), (b) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates in violation of any confidentiality obligations owing to you hereunder, (c) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you or your subsidiaries with respect to such information, (d) to the extent that such information is independently developed by such Commitment Party or any of its affiliates, (e) to such Commitment Party’s affiliates and its and their respective employees, directors, officers, equityholders, partners, independent auditors, rating agencies, professional advisors and other experts or agents who need to know such information in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information (with such Commitment Party responsible for its affiliates’, employees’, directors’ and officers’ compliance with this paragraph), (f) in connection with the exercise of any remedies hereunder or under the Fee Letters or any suit, action or proceeding relating to this Commitment Letter, the Fee Letters or the Committed Credit Facility, (g) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender (provided that information disclosed under this clause (g) is limited to the closing date, size, type, purpose of, and parties to, the Committed Credit Facility and is supplied only on a confidential basis) and/or (h) to prospective Lenders, participants or assignees and any direct or indirect counterparties to any swap, hedge or derivative transaction (collectively, “Prospective Parties”); provided that for purposes of clause (h) above, the disclosure of any such information to any Prospective Party shall be made subject to such Prospective Party’s written agreement to treat such information confidentially on substantially the same terms set forth in this paragraph. If the Committed Credit Facility closes, each Commitment Party’s obligations under this paragraph shall terminate and be superseded by the confidentiality provisions in the Credit Documentation. Otherwise, the provisions of this paragraph shall expire two years after the Original Commitment Letter Date.

For the avoidance of doubt, nothing in this confidentiality provision shall prohibit any person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

10.
Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto; provided that (a) any Commitment Party may assign its commitments and agreements hereunder, in whole or in part, (i) to any of its affiliates (in the case of Goldman Sachs, including Goldman Sachs Lending Partners LLC) and (ii) subject to the penultimate paragraph of Section 3 above, to any Permitted Assignee or any other prospective Lender to which you consent (not to be unreasonably withheld, conditioned or delayed) that becomes a party to this Commitment Letter as a “Commitment Party” pursuant to a joinder agreement, amendment, amendment and restatement or other document (each, a “Joinder Agreement”) or that becomes a party to the Credit Documentation as a “Lender” thereunder as provided in Section 3 above (and upon any such assignment, the applicable Commitment Party will be released from that portion of its commitments and agreements that has been so assigned) and (b) any Commitment Party’s commitment and agreements hereunder may be performed by or through its affiliates.

This Commitment Letter may not be amended or modified, or any provision hereof waived, except by an instrument in writing signed by you and the Commitment Parties. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us with respect to the Committed Credit Facility and set forth the entire understanding of the parties with respect thereto, and supersede all prior agreements and understandings related to the subject matter hereof (including the Original Commitment Letter and the Original Fee Letters). Each of the parties hereto agrees that each of this Commitment Letter and each Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally) with respect to the subject matter contained herein.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by email transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to any document to be signed in connection with this Commitment Letter shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by us, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Commitment Letter or any Fee Letter.

This Commitment Letter and any claim, controversy or dispute (whether in contract, tort or otherwise and in law or equity) arising under or related to this Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. The Borrower consents to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan). Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Term Sheet, the Fee Letters or the transactions contemplated hereby or thereby (whether based on contract, tort or otherwise and in law or equity) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the federal or state courts located in the City of New York, Borough of Manhattan.

Each Commitment Party hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it and its affiliates are required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow each Commitment Party to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and Beneficial Ownership Regulation and is effective for each Commitment Party and each of its affiliates.

The provisions of this Commitment Letter and/or in the Fee Letters relating to compensation, expense reimbursement, limitation of liability, indemnification, settlement, affiliate activities, sharing of information, absence of fiduciary relationships, confidentiality (other than as provided in the last sentence of Section 9 above), electronic signatures, governing law, jurisdiction, waiver of jury trial and waiver of objection to the laying of venue shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter and/or the Commitment Parties’ commitment hereunder; provided that if the Committed Credit Facility closes and the Credit Documentation shall be executed and delivered, the provisions under Section 7(b) and the provisions in the second paragraph of Section 9, in each case to the extent covered in such definitive documentation, shall be superseded and deemed replaced with respect to the Committed Credit Facility by the terms of such Credit Documentation governing such matters. Subject to the immediately preceding sentence, the Borrower may terminate or reduce any Commitment Party’s commitment hereunder at any time, in each case on a pro rata basis with respect to all of the Commitment Parties.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter and the Term Sheet, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are only subject to the Funding Conditions.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter, the Term Sheet and the Fee Letters by returning to Goldman Sachs executed counterparts of this Commitment Letter and of the Fee Letters not later than 11:59 p.m., New York City time, on August 6, 2024 (the “Expiration Time”). Each Commitment Party’s commitments and agreements herein will expire at the Expiration Time in the event Goldman Sachs has not received, in readable form, a complete copy of each of this Commitment Letter and the Fee Letters countersigned and dated by you, which executed counterparts are delivered in accordance with the immediately preceding sentence. The parties hereto agree that your acceptance of the Commitment Parties’ offer shall only be effective if each such document has been received in such form by each of the contacts specified below prior to the Expiration Time. If you do so execute and deliver to us this Commitment Letter and the Fee Letters at or prior to the Expiration Time, this Commitment Letter shall terminate at the earliest of (i) the redemption, repurchase or other repayment of all of the 2025 Notes (whether pursuant to the Redemption or otherwise) without the funding of the Committed Credit Facility, (ii) the execution and delivery of the Credit Documentation, (iii) the receipt by the Commitment Parties of written notice from the Borrower of its election to terminate all commitments under the Committed Credit Facility in full and (iv) 11:59 p.m., New York City time, on June 2, 2025 (such earliest date, the “Commitment Termination Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate unless all of the Commitment Parties shall, in their sole discretion, agree to an extension in writing.

Each Commitment Party is pleased to have been given the opportunity to assist you in connection with this important financing.

[Signatures pages follow]

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

[Signature Page to Goodyear A&R Committed Credit Facility Commitment Letter]

BNP PARIBAS

By:	/s/ James McHale
Name:	James McHale
Title:	Managing Director

By:	/s/ Ainsley Nugent
Name:	Ainsley Nugent
Title:	Vice President

BNP PARIBAS SECURITIES CORP.

By:	/s/ James McHale
Name:	James McHale
Title:	Managing Director

By:	/s/ Ainsley Nugent
Name:	Ainsley Nugent
Title:	Vice President

[Signature Page to Goodyear A&R Committed Credit Facility Commitment Letter]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Edwin Roland
Name:	Edwin Roland
Title:	Managing Director

By:	/s/ Ryan Corning
Name:	Ryan Corning
Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Edwin Roland
Name:	Edwin Roland
Title:	Managing Director

By:	/s/ Ryan Corning
Name:	Ryan Corning
Title:	Managing Director

[Signature Page to Goodyear A&R Committed Credit Facility Commitment Letter]

JPMORGAN CHASE BANK N.A.

By:	/s/ Robert P. Kellas
Name:	Robert P. Kellas
Title:	Executive Director

[Signature Page to Goodyear A&R Committed Credit Facility Commitment Letter]

Accepted and agreed to as of the date first above written:

THE GOODYEAR TIRE & RUBBER COMPANY

By:	/s/ Jordan Coughlin
Name:	Jordan Coughlin
Title:	Vice President and Treasurer

[Signature Page to Goodyear A&R Committed Credit Facility Commitment Letter]

SCHEDULE 1

Commitment Party	Commitment
Goldman Sachs Bank USA	$237,500,000
BNP Paribas	$87,500,000
Deutsche Bank AG New York Branch	$87,500,000
JPMorgan Chase Bank, N.A.	$87,500,000
Total	$500,000,000

EXHIBIT A

364-DAY SENIOR UNSECURED COMMITTED CREDIT FACILITY

Summary of Terms and Conditions

August 6, 2024

I.	Parties
	Borrower:	The Goodyear Tire & Rubber Company (the “Borrower”).
Guarantors:

From the Funding Date, all obligations of the Borrower under the Committed Credit Facility will be unconditionally guaranteed by each subsidiary of the Borrower that is a guarantor under the Existing US 1L Credit Agreement.

Lead Arrangers and Bookrunners:

Goldman Sachs Bank USA (“Goldman Sachs”), BNP Paribas Securities Corp. (“BNP Securities”), Deutsche Bank Securities Inc. (“DBSI”) and JPMorgan Chase Bank, N.A. (“JPMorgan”), acting alone or through or with affiliates selected by them (each in such capacities, a “Lead Arranger”).

	Administrative Agent:	Goldman Sachs (in such capacity, the “Administrative Agent”).
Lenders:

A syndicate of banks, financial institutions and other entities, including each Lead Arranger (or a lending affiliate thereof), arranged by the Lead Arrangers in accordance with the Commitment Letter (collectively, the “Lenders”).

II.	Committed Credit Facility
Type and Amount of Committed Credit Facility:

364-day senior unsecured term loan facility (the “Committed Credit Facility”) in an amount of up to $500,000,000 (the loans thereunder, the “Committed Credit Loans”). Loans under the Committed Credit Facility will be available in U.S. dollars.

	Availability:	The Committed Credit Facility shall be available in a single draw on the Funding Date.
	Maturity:	The Committed Credit Facility will mature on the date that is 364 days after the Funding Date.
	Security:	None.

	Purpose:	The proceeds of the Committed Credit Loans may be used by the Borrower solely to redeem the Borrower’s outstanding 9.500% Senior Notes due 2025 (the “2025 Notes”) and pay the Transaction Costs.
III.	Certain Payment Provisions
	Fees and Interest Rates:	As set forth on Annex I hereto.
Optional Prepayments and Commitment Reductions:

Loans may be prepaid at any time in whole or in part and commitments may be reduced or terminated by the Borrower at any time, in each case without premium or penalty (other than payment of customary SOFR breakage costs, if any) and in minimum amounts to be agreed upon. Committed Credit Loans prepaid may not be reborrowed.

Mandatory Prepayments and Commitment Reductions:

On or prior to the Funding Date, the aggregate commitments in respect of the Committed Credit Facility under the Commitment Letter or under the Credit Documentation (as applicable) shall be permanently reduced dollar-for-dollar by (a) 100% of the net cash proceeds of each Specified Asset Sale and (b) an amount equal to the principal amount of the 2025 Notes redeemed, repurchased or otherwise repaid after the date hereof (other than 2025 Notes redeemed pursuant to a redemption notice to holders of the 2025 Notes issued on or substantially concurrently with the Original Commitment Letter Date or to the extent funded with proceeds of Committed Credit Loans), in each case effective immediately upon the receipt by the Borrower or any of its subsidiaries of such proceeds or the date of such redemption, repurchase or repayment.

After the funding of the Committed Credit Facility on the Funding Date, the aggregate loans under the Committed Credit Facility shall be prepaid dollar-for-dollar by the following amounts within five business days of receipt of such amounts (in each case subject to exceptions to be agreed):

(a)
100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and any of its subsidiaries (including proceeds from any Specified Asset Sales, the sale of stock of any subsidiary of the Borrower and insurance and condemnation proceeds), other than (x) proceeds from (i) any intercompany transfer, (ii) other dispositions the net cash proceeds of which do not exceed $50,000,000 in the aggregate since the Funding Date (it being understood that this clause (ii) shall not apply to any Specified

Asset Sale), (iii) sales or other dispositions of cash, cash equivalents or other assets classified as current assets on the balance sheet of the Borrower, (iv) sales or other dispositions of notes or accounts receivable, (v) sales or other dispositions of obsolete, used or surplus equipment, (vi) sales or other dispositions of assets in the Borrower’s general investment portfolio or of investments made in venture funds in the ordinary course of business, (y) proceeds that are reinvested in assets to be used in the Borrower’s and/or its subsidiaries’ business within 180 days of receipt of such proceeds (or within 270 days of receipt of such proceeds, to the extent committed to be reinvested within 180 days of receipt of such proceeds) (it being understood that this clause (y) shall not apply to any Specified Asset Sales), and (z) other exceptions to be mutually agreed upon; provided that the foregoing shall be subject to any restrictions set forth in any indebtedness agreement of the Borrower or its subsidiaries as in effect on the Original Commitment Letter Date.

(b)
100% of the net cash proceeds received by the Borrower or any of its subsidiaries from any issuance of debt or debt-like securities (including debt securities convertible or exchangeable into equity securities, or other hybrid debt-equity securities) or incurrence of debt for borrowed money, other than (i) any intercompany debt of the Borrower or any of its subsidiaries, (ii) any debt of the Borrower or any of its subsidiaries incurred under the Existing US 1L Credit Agreement or the Existing European Credit Agreement in an aggregate amount not to exceed the total available amount of all such facilities on the date hereof, (iii) capital leases, letters of credit, foreign credit facilities, overdraft protection, factoring arrangements, foreign accounts receivable financings, hedging arrangements, cash management arrangements and purchase money and equipment financings, in each case, in the ordinary course of business, (iv) debt in an aggregate principal amount of up to $900,000,000 the proceeds of which are used to refinance the Borrower’s 5.000% Senior Notes due 2026, (v) other incurrences of debt not to exceed $50,000,000 in the aggregate at any time outstanding and (vi) other exceptions to be mutually agreed upon (clauses (i) through (vi), collectively, “Excluded Debt”).

(c)
100% of the net cash proceeds received from any issuance of equity, equity-linked securities or hybrid debt-equity securities (in a public offering or private placement) by the Borrower or any of its subsidiaries, other than (i) issuances pursuant to employee stock plans or other benefit or employee incentive arrangements, (ii) the issuance of equity to sellers as consideration for any acquisition or investment by the Borrower or its subsidiaries, (iii) issuances of equity interests to the Borrower or any of its subsidiaries, (iv) issuances of directors’ qualifying shares, (v) issuances in connection with the conversion of options or warrants, (vi) issuances under hedging programs, and (vii) other exceptions to be mutually agreed upon. In the event that the Borrower or its subsidiaries receive any cash proceeds of any equity issuance, and the Borrower has previously made a voluntary reduction of Commitments under the Committed Credit Facility in connection with such equity issuance, then (to avoid duplication) an amount of cash proceeds up to the amount of such previous voluntary reduction shall not be applied in mandatory prepayment of Committed Credit Loans.

The Borrower shall give prompt written notice to the Administrative Agent of any required reduction or prepayment required hereunder, including calculation in reasonable detail of the requirement amount of such reduction or prepayment. All mandatory prepayments shall be applied without premium or penalty (other than payment of customary SOFR breakage costs, if any).

Notwithstanding anything to the contrary above, mandatory prepayments and commitment reductions with respect to net cash proceeds received by a foreign subsidiary of the Borrower shall not be required if and for so long as the Borrower has determined in good faith that repatriation to the Borrower to make any such payments could have adverse tax consequences or could violate applicable local law or, in the case of a non-wholly owned foreign subsidiary, the applicable organizational documents of any such non-wholly owned foreign subsidiary (as in effect on the date of the Commitment Letter).

For purposes of determining the amount of any required commitment reduction or prepayment of loans under the Committed Credit Facility, the U.S. dollar equivalent of any net cash proceeds denominated in a currency other than U.S. dollars will be determined based on customary exchange rates prevailing at the time of receipt by the Borrower or its subsidiaries of such net cash proceeds.

“Specified Asset Sales” means the sale, transfer or other disposition of all or any portion of (a) the Dunlop brand, (b) the chemicals business of the Borrower and its subsidiaries, (c) the off-the-road tire business of the Borrower and its subsidiaries and (d) any other assets of the Borrower or its subsidiaries the net cash proceeds of which exceeds $100,000,000 in any single sale, transfer or other disposition or series of related sales, transfers or other dispositions.

In addition, the commitments under the Committed Credit Facility shall terminate on the earliest of (a) the redemption, repurchase or other repayment of all of the Borrower’s 2025 Notes (whether pursuant to the Redemption or otherwise) without the funding of the Committed Credit Facility, (b) the execution and delivery of the Credit Documentation, (c) the receipt by the Commitment Parties of written irrevocable notice from the Borrower of its election to terminate all commitments under the Committed Credit Facility in full and (d) 11:59 p.m., New York City time, on June 2, 2025. The Borrower shall give prompt notice to the Administrative Agent of the occurrence of the events described in clause (a) above.

IV.	Certain Documentation Matters

The Credit Documentation shall contain representations and warranties, covenants and events of default substantially similar to (x) in the case of representations and warranties and affirmative covenants, the Amended and Restated Second Lien Credit Agreement, dated as of March 7, 2018 (the “Prior 2L Credit Agreement”), by and among the Borrower, the lenders party thereto, JPMorgan Chase Bank N.A., as administrative agent, and the other parties thereto (as in effect immediately prior to its termination) and (y) in the case of negative covenants, the Seventh Supplemental Indenture, dated as of May 18, 2020, to the Indenture, dated as of August 13, 2010, by and between the Borrower and Wells Fargo Bank, N.A., as trustee (collectively, the “2025 Notes Indenture”), with such modifications (i) as are necessary to reflect the terms specifically set forth herein (including the nature of the Committed Credit Facility as an unsecured “364-day facility”) and in the Fee Letters, (ii) as are mutually agreed taking into account the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, total assets, geographic locations, industry (and risks and trends associated therewith), businesses, business practices, operations, financial accounting and the Projections, (iii) to be consistent with the Existing US 1L Credit Agreement, as applicable, (iv) to reflect any changes in law or accounting standard since the date of the Prior 2L Credit Agreement and the 2025 Notes Indenture, (v) to reflect the operational or administrative requirements of the Administrative Agent, (vi) to reflect customary provisions with respect to unavailability of a benchmark and replacement of benchmarks and (vii) other modifications to be mutually agreed (collectively, the “Documentation Principles”).

Representations and Warranties:

Subject to the Documentation Principles, substantially similar to the Prior 2L Credit Agreement (as in effect immediately prior to its termination) (including with respect to exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the parties, and limited to the following: (i) organization, powers; (ii) authorization, enforceability; (iii) governmental approvals, no conflicts; (iv) financial statements, no material adverse change; (v) litigation and environmental matters; (vi) compliance with laws and agreements; (vii) investment company status; (viii) ERISA and Canadian pension plans; (ix) disclosure; (x) use of proceeds; and (xi) anti-corruption laws and sanctions.

Affirmative Covenants:

Subject to the Documentation Principles, substantially similar to the Prior 2L Credit Agreement (as in effect immediately prior to its termination) (including with respect to exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the parties, and limited to the following: (i) financial statements and other information; (ii) notices of defaults; (iii) existence; conduct of business; (iv) maintenance of properties; (v) books and records, inspection and audit rights; (vi) compliance with laws; (vii) insurance; and (viii) guarantees.

Financial Covenants:	None.
Negative Covenants:

Subject to the Documentation Principles, substantially similar to the 2025 Notes Indenture (as in effect on the date hereof) or, with respect to anti-corruption laws and sanctions, substantially similar to the Prior 2L Credit Agreement (as in effect immediately prior to its termination) (including, in each case, with respect to exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the parties, and limited to the following: restrictions on (i) indebtedness; (ii) restricted payments; (iii) restrictions on distributions from restricted subsidiaries; (iv) sales of assets and subsidiary stock; (v) transactions with affiliates; (vi) liens; (vii) sale/leaseback transactions; and (viii) mergers.

Events of Default:

Subject to the Documentation Principles, substantially similar to the Prior 2L Credit Agreement (as in effect immediately prior to its termination) (including with respect to grace periods, exceptions, baskets and materiality qualifiers) with such modifications as may be agreed among the parties, and limited to the following: (i) nonpayment of principal, interest, fees or other amounts when due; (ii) accuracy of representations in any material respects; (iii) failure to perform or observe covenants set forth in the Credit Documentation; (iv) cross defaults to other material indebtedness; (v) change of control; (vi) bankruptcy and insolvency defaults; (vii) ERISA events; and (viii) invalidity of any guarantee required by the Credit Documentation.

Voting:

Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Committed Credit Loans, subject to “defaulting lender” provisions, except that (a) the consent of each Lender affected thereby shall be required with respect to (i) extensions of the scheduled date of final maturity of any Committed Credit Loan, (ii) reductions in the principal amount, rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (iv) changes to the pro rata sharing provisions and (b) the consent of 100% of the Lenders shall be required with respect to (x) modifications to any of the voting percentages and (y) releases of all or substantially all of the value of the guarantees provided by the guarantors.

Assignments and Participations:

Prior to the Funding Date, the Lenders will be permitted to assign commitments under the Committed Credit Facility on terms substantially consistent with the first paragraph of Section 10 of the Commitment Letter. From and after the Funding Date, the Lenders shall be permitted to assign all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, conditioned or delayed, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) a payment or bankruptcy Event of Default has occurred and is continuing and (b) the Administrative Agent, unless Committed Credit Loans are being assigned to a Lender, an affiliate of a Lender or an approved fund. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1,000,000, in the case of Committed Credit Loans, unless a lesser amount shall be agreed by the Borrower and the Administrative Agent.

The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

No assignments or participations shall be permitted to be made to natural persons.

Yield Protection:

The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Term SOFR Loan (as defined in Annex I hereto) on a day other than the last day of an interest period with respect thereto. For purposes of determining changes in law after the Funding Date, the Funding Date shall be deemed to be December 31, 2015 with respect to all requests, rules, guidelines or directives adopted or issued pursuant to or in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III.

Limitation of Liability, Expenses and Indemnity:

Subject to the limitations consistent with those set forth in Section 7(a) of the Commitment Letter to which this Exhibit A is attached, as applicable, the Administrative Agent, the Lead Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) shall not have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by the Borrower or any of its subsidiaries arising out of, in connection with, or as a result of, the Committed Credit Facility or the Credit Documentation. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

Subject to the limitations consistent with those set forth in Section 7(b) of the Commitment Letter to which this Exhibit A is attached, as applicable, the Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Lead Arrangers associated with the syndication of the Committed Credit Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment, modification or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

Subject to the limitations consistent with those set forth in Sections 7(a) and 7(b) of the Commitment Letter to which this Exhibit A is attached, as applicable, the Administrative Agent, the Lead Arrangers and the Lenders (and their respective affiliates and their respective officers, directors, employees, advisors and agents) (each an “Indemnified Person”) will be indemnified and held harmless against any Liabilities or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by such Indemnified Person in connection with or as a result of (i) the execution and delivery of the Credit Documentation and any agreement or instrument contemplated thereby; (ii) the funding of the Committed Credit Facility, or the use or the proposed use of proceeds thereof; (iii) any act or omission of the Administrative Agent in connection with the administration of the Credit Documentation; and (iv) any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding (each, a “Proceeding”) in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of the limitation of liability and indemnification referred to above), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by the Borrower, its affiliates or equity holders or any other party; provided that such indemnification shall not, as to any Indemnified Person, be available to the extent that such Liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment (x) to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any Related Indemnified Person in performing its activities or in furnishing its commitments or services under the Credit Documentation, (y) to have resulted from the material breach by such Indemnified Person or any Related Indemnified Person of the Credit Documentation or (z) to have not resulted from an act or omission by the Borrower or any of its affiliates and have been brought by an Indemnified Person or a Related Indemnified Person against any other Indemnified Person or

Related Indemnified Person (other than any claims against any Lead Arranger in its capacity or in fulfilling its role as an arranger or agent or any similar role under the Credit Documentation).
EU/UK Bail-in:	The Credit Documentation shall contain customary European Union/United Kingdom Bail-in provisions.
ERISA Fiduciary Status:	The Credit Documentation shall contain Lender representations as to fiduciary status under ERISA.
Delaware Divisions:	The Credit Documentation shall contain customary provisions related to divisions and plans of division under Delaware law.
Governing Law:	State of New York.
Forum:

United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof.

Counsel to the Administrative Agent and the Lead Arrangers:	Cravath, Swaine & Moore LLP.

Annex I

to Exhibit A

Interest and Certain Fees

Interest Rate Options:

The Borrower may elect that the Committed Credit Loans comprising each borrowing bear interest at a rate per annum equal to (i) the ABR plus the Applicable Margin or (ii) Term SOFR plus the Applicable Margin.

As used herein:

“ABR” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate in the effect on such day, (ii) the Federal Funds Rate in effect on such day plus 0.50% per annum and (iii) Term SOFR for a one-month tenor in effect plus 1.00%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00%.

“ABR Loan” means a Committed Credit Loan that bears interest based on the ABR.

“Applicable Margin” means (i) in the case of ABR Loans, (A) on or prior to the 90th day after the Funding Date, 2.00%, (B) from and including the 91st day after the Funding Date until the 180th day after the Funding Date, 2.50%, (C) from and including the 181st day after the Funding Date until the 270th day after the Funding Date, 3.00% and (D) from and including the 271st day after the Funding Date, 3.50% and (ii) in the case of Term SOFR Loans, (A) on or prior to the 90th day after the Funding Date, 3.00%, (B) from and including the 91st day after the Funding Date until the 180th day after the Funding Date, 3.50%, (C) from and including the 181st day after the Funding Date until the 270th day after the Funding Date, 4.00% and (D) from and including the 271st day after the Funding Date, 4.50%.

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“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0.00%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (or a successor administrator).

“Term SOFR” means:

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period (to be defined in the Credit Documentation consistent with the Documentation Principles) on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date (to be defined by the Credit Documentation consistent with the

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Documentation Principles) with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day;

provided, further, that if Term SOFR as so determined shall ever be less than 0.00%, then Term SOFR shall be deemed to be 0.00%.

“Term SOFR Loan” means a Committed Credit Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (iii) of the definition of “ABR”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day of purposes of trading in United States government securities.

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The Credit Documentation will contain customary provisions to be mutually agreed with respect to benchmark replacements.
Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Term SOFR Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:

At any time when the Borrower is in default in the payment of any amount of principal due under the Committed Credit Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans (without giving effect to any application of the immediately preceding sentence).

Duration Fee:

The Borrower will pay a fee (the “Duration Fee”), for the ratable benefit of the Lenders, in an amount equal to (i) 0.50% of the aggregate principal amount of the loans under the Committed Credit Facility outstanding on the date which is 90 days after the Funding Date, due and payable in cash on such 90th day (or if such day is not a business day, the next business day); (ii) 0.75% of the aggregate principal amount of the loans under the Committed Credit Facility outstanding on the date which is 180 days after the Funding Date, due and payable in cash on such 180th day (or if such day is not a business day, the next business day); and (iii) 1.00% of the aggregate principal amount of the loans under the Committed Credit Facility outstanding on the date which is 270 days after the Funding Date, due and payable in cash on such 270th day (or if such day is not a business day, the next business day). For the avoidance of doubt, no Duration Fee shall be owed to any Lender if the Committed Credit Facility is not funded on the Funding Date.

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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Exhibit B

CONDITIONS PRECEDENT TO THE COMMITTED CREDIT FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B is attached.

The borrowing under the Committed Credit Facility will be subject to the following additional conditions precedent (the date of such borrowing, the “Funding Date”):

1.
The Lead Arrangers shall have received for the Borrower (a) audited consolidated balance sheets and related statements of income (or operations), comprehensive income, equity (or shareholders’ equity) and cash flows for the three most recent fiscal years ended at least 60 days prior to the Funding Date and (b) unaudited consolidated balance sheets and related statements of income (or operations), comprehensive income, equity (or shareholders’ equity) and cash flows for each subsequent fiscal quarter ended at least 40 days before the Funding Date, which financial statements shall meet in all material respects the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-3, provided that the Borrower’s public filing of its annual report on Form 10-K or quarterly report on Form 10-Q shall satisfy the requirements of this paragraph.
2.
The Administrative Agent shall have received (a) on or prior to the Funding Date, customary legal opinions, corporate organizational documents, good standing certificates, resolutions and other customary closing certificates (including certifying satisfaction of the conditions set forth in paragraphs 3 and 4 below), and (b) prior to the Funding Date (or, with the consent of the Administrative Agent, on the Funding Date), a borrowing notice.
3.
The representations and warranties set forth in the Credit Documentation shall be true and correct as of the Funding Date in all material respects (provided that any such representation that is qualified by materiality or a reference to “Material Adverse Effect” shall be true and correct in all respects).
4.
On the Funding Date and after giving effect to the Transactions, no “default” or “event of default” under the Credit Documentation shall have occurred and be continuing.
5.
The Administrative Agent shall have received a solvency certificate from a senior financial officer of the Borrower in the form attached as Annex I hereto dated as of the Funding Date.
6.
The Lead Arrangers, the Administrative Agent and the Lenders shall have received all fees and invoiced expenses required to be paid on or prior to the Funding Date pursuant to the Fee Letters or Commitment Letter and, solely with respect to expenses, to the extent invoiced at least three days prior to the Funding Date.

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7.
The Lead Arrangers shall have received at least three business days prior to the Funding Date, to the extent reasonably requested at least ten business days prior to the Funding Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.
8.
The Redemption (in respect of all the 2025 Notes) shall have occurred (or substantially concurrently with the funding of the Committed Credit Facility such Redemption will occur or the Borrower shall have given irrevocable notice of redemption of all of the 2025 Notes to the trustee in respect of such notes).

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Annex I

TO EXHIBIT B

FORM OF

SOLVENCY CERTIFICATE

[ ], 202[ ]

This Solvency Certificate is delivered pursuant to Section [ ] of the Credit Agreement dated as of [ ], 202[ ], among [ ] (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in their capacity as an officer of the Borrower and not in their individual capacity, as follows:

1. I am the [Chief Financial Officer] of the Borrower. I am familiar with the Transactions and have reviewed the Credit Agreement, financial statements referred to in Section [ ] of the Credit Agreement and such documents and made such investigation as I deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation on a going concern basis, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated and going concern basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course of business; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Funding Date.

This Solvency Certificate is being delivered by the undersigned officer only in their capacity as [Chief Financial Officer] of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

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IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

The Goodyear Tire & Rubber Company

By:
Name:
Title:	[Chief Financial Officer]

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